Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan of CoTherix, Inc. of our report dated February 27, 2004, except for the fourth paragraph of Note 2, as to which the date is June 14, 2004, Note 13, as to which the date is August 31, 2004 and the third paragraph of Note 1, as to which the date is October 14, 2004, with respect to the financial statements of CoTherix, Inc. for the year ended December 31, 2003 included in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-113521), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

January 3, 2005